EXHIBIT 4.1

LOAN AND SECURITY AGREEMENT

     THIS AGREEMENT, made this 10th day of October, 2001, is by and among AMSOUTH BANK, an Alabama banking corporation (the “Bank”), TBA ENTERTAINMENT CORPORATION, a Delaware corporation (the “Borrower”), TBA ENTERTAINMENT GROUP NASHVILLE, INC., a Tennessee corporation (“TBAN”), TBA ENTERTAINMENT GROUP CHICAGO, INC., a Delaware corporation (“TBAC”), TBA ENTERTAINMENT GROUP DALLAS, INC., a Texas corporation (“TBAD”), TBA ENTERTAINMENT GROUP PHOENIX, INC., an Arizona corporation (“TBAP”), TBA ENTERTAINMENT HOLDING CORPORATION, a Delaware corporation (“TBAH”), TITLEY SPALDING & ASSOCIATES, LLC, a Tennessee limited liability company (“TS&A”), TKS MARKETING, INC., a Tennessee corporation (“TKS”), MIKE ATKINS MANAGEMENT, INC., a Tennessee corporation (“ATKINS”), ROMEO ENTERTAINMENT GROUP, INC., a Nebraska corporation (“ROMEO”), EJD CONCERT SERVICES, INC., an Oregon corporation (“EJD”), MOORE ENTERTAINMENT, INC., a Tennessee corporation (“MOORE”), TBA MERCHANDISING, INC., an Indiana corporation (TBAM”) and ALLIANCE ARTISTS, LTD., a Georgia corporation (“ALLIANCE”) (individually, TBAN, TBAC, TBAD, TBAP, TBAH, TS&A, TKS, ATKINS, ROMEO, EJD, MOORE, TBAM and ALLIANCE are sometimes referred to herein as a “Guarantor” and, when referring to two or more, as “Guarantors”).

RECITALS

     Borrower has requested that the Bank make two loans to Borrower. The Bank is willing to make such loans on the terms and conditions set forth in this Agreement.

     Borrower, Guarantors and the Bank agree as follows:

SECTION 1. DEFINITIONS

     As used herein:

     “Accounts", “Chattel Paper”, Documents”, Commercial Tort Claims”, “Letter of Credit Rights” and “Promissory Notes", shall have the same respective meanings as are given to those terms in the UCC.

     “Acquisition” means any transaction, or any series of related transactions, by which any Person, in the transaction or as of the most recent transactions in a series of transactions, directly or indirectly acquires any going concern or all or a substantial part of the assets of any corporation, partnership or other entity or any division of any such entity, or any such entity or any division of any such entity becomes a Subsidiary of such Person.

     “Affiliates” means as to any Person (A) any Person which, directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, or (B) any Person who is a director or executive officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (A) above. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (i) to vote or direct the voting of more than 20% of the outstanding shares of voting stock of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. In no event shall the Bank be deemed to be an Affiliate of the Borrower or any Guarantor.

     “Agreement” means this Loan and Security Agreement, as it may be amended, restated, renewed or extended from time to time.

     "Applicable LIBO Rate Margin” means, for each Effective Period (as defined below), a percentage per annum determined from time to time in accordance with the table below:

Funded Debt to EBITDA	Applicable LIBO Rate Margin

Greater than 2.25 to 1.00	3.50% per annum
Equal to or less than 2.25 to 1.00 and Greater than 2.00 to 1.00	2.75% per annum
Equal to or Less than 2.00:1.00 and Greater than 1.50:1.00	2.50% per annum
Equal to or Less than 1.50:1.00 and Greater than 1.00:1.00	2.25% per annum
Equal to or Less than 1.00:1.00	2.00% per annum

The Funded Debt to EBITDA ratio shall be computed generally as set forth in Paragraph 6.13(b), and the Applicable LIBO Rate Margin shall be confirmed by the Bank on the basis of quarter-annual financial statements of the Borrower delivered pursuant to Paragraph 6.2(b). The “Effective Period” shall be the period commencing on the first Business Day of the first month following delivery to the Bank of the financial statements of the Borrower pursuant to Paragraph 6.2(b), which financial statements indicate that the ratio for a particular margin has been satisfied for the preceding fiscal quarter, and ending on the date that is three months after such commencement date. At the end of any Effective Period, the Applicable LIBO Rate Margin shall automatically become 3.50% per annum unless at or prior to such time the next Effective Period shall have commenced. Initially, the Applicable LIBO Rate Margin shall be 2.75% per annum.

     “Applicable Prime Rate Margin” means, for each Effective Period (as defined below), a percentage per annum determined from time to time in accordance with the table below:

Funded Debt to EBITDA	Applicable Prime Rate Margin

Greater than 2.25 to 1.00	1.0% per annum
Equal to or less than 2.25 to 1.00 and Greater than 2.00 to 1.00	0.25% per annum
Equal to or Less than 2.00 to 1.00	0.0% per annum

The Funded Debt to EBITDA ratio shall be computed generally as set forth in Paragraph 6.13(b), and the Applicable Prime Rate Margin shall be confirmed by the Bank on the basis of quarter-annual financial statements of the Borrower delivered to the Bank pursuant to Paragraph 6.2(c). The “Effective Period” shall be the period commencing on the first Business Day of the first month following delivery to the Bank of the financial statements of the Borrower pursuant to Paragraph 6.2(b), which financial statements indicate that the ratio for a particular margin has been satisfied for the preceding fiscal quarter, and ending on the date that is three months after such commencement date. At the end of any Effective Period, the Applicable Prime Rate Margin shall automatically become 1.0% per annum unless at or prior to such time the next Effective Period shall have commenced. Initially, the Applicable Prime Rate Margin shall be 0.25% per annum.

     “Borrowing Base” means (i) during a Compliance Period, $4,050,000, and (ii) any time other than during a Compliance Period, 85% of the sum of Borrower’s and Guarantors’ Qualified Accounts Receivable.

     “Business Day” means any day on which the Bank is generally open for business and on which current LIBO Rate quotations are available.

     “Change of Control” means the occurrence, after the date of this Agreement, of (i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Borrower (or other securities convertible into such securities) representing 51% or more of the combined voting power of all securities of Borrower entitled to vote in the election of directors; or (ii) commencing after the date of this Agreement, individuals who at the beginning of this Agreement were directors of Borrower ceasing for any reason to constitute a majority of the Board of Directors of Borrower unless the Persons replacing such individuals were nominated by the stockholders or the Board of Directors of the Borrower in accordance with the Borrower’s Bylaws; or (iii) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of Borrower (or other securities convertible into such securities) representing 51% or more of the combined voting power of all securities of Borrower entitled to vote in the election of directors.

     “Closing” means the valid execution and delivery of the Loan Documents to the Bank.

     “Closing Date” means the date on which the Closing shall occur.

     “Collateral” has the meaning set forth in Paragraph 4.1.

     “Compliance Certificate” means a certificate executed by Borrower’s President or Chief Financial Officer, stating that: (i) such officer has individually reviewed the provisions of this Agreement; (ii) a review of the activities of the Borrower and its Subsidiaries during such year or quarter-annual period, as the case may be, has been made by such officer or under such officer’s supervision, with a view to determining whether the Borrower has fulfilled all its obligations under this Agreement; and (iii) to the best of such officers’ knowledge, the Borrower has observed and performed each undertaking contained in this Agreement and is not in default in the observance or performance of any of the provisions hereof or, if the Borrower shall be so in default, specifying all such defaults and events of which such officer may have knowledge. Such certificate shall further set forth the calculations of the financial ratios and covenants set forth in Paragraph 6.13, including, without limitation, any antecedent calculations and the source of any information that was used in such calculations.

     “Compliance Period” means the period commencing on the first Business Day of the first month following delivery to Bank of the financial statements of the Borrower pursuant to Paragraph 6.2(b), which financial statements indicate that the ratio of Funded Debt to EBITDA is equal to or less than 2.25 to 1.00, and continuing until Borrower either fails to deliver financial statements to Bank pursuant to Paragraph 6.2(b) or delivers financial statements which indicate that the ratio of Funded Debt to EBITDA is greater than 2.25 to 1.00.

     “Credit Facility” means all Funded Debt incurred hereunder.

     “EBITDA” means for the immediately preceding four (4) fiscal quarters the consolidated Net Income of the Borrower and its Subsidiaries for such period plus (A) Interest Expense for such period deducted in the determination of Consolidated Net Income, (B) Federal and state taxes for such period deducted in the determination of Consolidated Net Income, (C) depreciation for such period, and (D) amortization for such period, all as determined in accordance with generally accepted accounting principles consistently applied; provided, however, that any calculation for a period including 2001 shall exclude the operating results of TBAM.

     “EBITDAR” means for the immediately preceding four (4) fiscal quarters the consolidated Net Income of the Borrower and its Subsidiaries for such period plus (A) Interest Expense for such period deducted in the determination of Consolidated Net Income, (B) Federal and state taxes for such period deducted in the determination of Consolidated Net Income, (C) depreciation for such period, (D) amortization for such period and (E) Rental Expense for such period, all as determined in accordance with generally accepted accounting principles consistently applied; provided, however, that any calculation for a period including 2001 shall exclude the operating results of TBAM.

     “Eurodollar Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     “Eurodollar Loan” means any Loan which bears interest based on the LIBO Rate.

     “Eurodollar Rate Reserve Percentage” means the reserve percentage applicable during any Eurodollar Loan Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for banks with respect to liabilities or assets consisting of or including Eurodollar Liabilities having a term equal to such Interest Period.

     “Event of Default” has the meaning set forth in Paragraph 8.1.

     “Financial Statements” means the consolidated balance sheets and statements of cash flows of the Borrower and its Subsidiaries as of December 31, 2000 and June 30, 2001 and consolidated and consolidating statements of income for the years or months ended on such dates.

     “Financing Statements” means any one or more filings made pursuant to the UCC to perfect the security interests in the Collateral granted to Bank pursuant to Section 4 hereof.

     “Fiscal Year” means, with respect to the Borrower and any of its Subsidiaries, the calendar year period of January 1 through December 31.

     “Floating Rate Loan” means any Loan which bears interest based on the Prime Rate.

     “Funded Debt” means at any date, with respect to the Borrower and its Subsidiaries, all of the following obligations (without duplication) of Borrower and its Subsidiaries as of such date: (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (d) all obligations as lessee under capitalized leases, (e) all obligations to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, such as bankers acceptances or similar instruments, (f) all contingent and non-contingent obligations to reimburse any bank or other person in respect of amounts payable or paid under a letter of credit or similar instrument, (g) all debt of others secured by a lien on any asset of Borrower and its Subsidiaries, whether or not such debt is assumed, (h) any Guarantee Obligation.

     “Guarantee Obligation” means with respect to any Person, any contract, agreement or understanding of such Person pursuant to which such Person guarantees, or in effect guarantees, any Funded Debt of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, agreements (a) to purchase such Funded Debt or any asset constituting security therefor, (b) to advance or supply funds for the purchase or payment of such Funded Debt or to maintain net worth or working capital or other balance sheet conditions, or otherwise to advance or make available funds for the purchase or payment of such Funded Debt, (c) to purchase an asset or service primarily for the purpose of assuring the holder of such Funded Debt of the ability of the primary obligor to make payment of the Funded Debt, or (d) otherwise to assure the holder of the Funded Debt of the primary obligor against loss with respect thereto; provided, however, that such term shall not include the endorsement by Borrower or a Subsidiary of negotiable instruments or documents for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof.

     “Guarantor” means each Person identified as such in the preamble to this Agreement (which consists of all Subsidiaries other than TBA Entertainment Corporation (Europe) Limited and the Insignificant Subsidiaries) or any Person subsequently added hereto and to the other Loan Documents, and “Guarantors” means any two or more of the foregoing.

     “Guaranty Agreement” means the Guaranty Agreement in the form attached hereto as Exhibit A, pursuant to which each Guarantor shall guarantee the payment of the Obligations, as it may be amended or modified from time to time.

     “Insignificant Subsidiaries” is defined in Section 5.18.

     “Interest Expense” means, the gross interest expenses of Borrower and its Subsidiaries determined in accordance with generally accepted accounting principles consistently applied as shown on Borrower’s consolidated income statement.

     “Interest Payment Date” shall mean, as to any Loan, for any Interest Period, the first day of each month after the making of such Loan and the last day of the Interest Period applicable to such Loan.

     “Interest Period” shall mean: (a) as to any Eurodollar Loan, the period commencing on the date of such Eurodollar Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two or three months thereafter, as the Borrower may elect, and (b) as to any Floating Rate Loan, the period commencing on the date of such Loan and ending on the first (1st) day of the next succeeding calendar month; provided, however, that (x) if any Interest Period would end on a day that shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case which Interest Period shall end on the next preceding Business Day and (y) no Interest Period with respect to any Loan shall end later than the maturity date of the applicable Note. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

     “Laws” means all ordinances, statutes, rules, regulations, order, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court of similar entity established by any thereof.

     “LIBO Rate” means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum for U.S. Dollar-denominated interbank obligations in the London, England market for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBO Rate” shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum for a comparable substitute reference rate reasonably designated by Bank.

     “Loan” means any funds which Bank has advanced or will advance to the Borrower pursuant to this Agreement, and “Loans” means all such advances by Bank.

     “Loan Documents” means this Agreement, the Notes, the Guaranty Agreement and any other document executed or delivered by or on behalf of the Borrower or any Subsidiary evidencing or securing the Obligations.

     “Long Term Debt” means any Funded Debt which, by its terms, matures more than one year from the date of any calculation thereof, and/or which is renewable or extendible at the option of the obligor to a date more than one year from the date of such calculation.

     “Material Adverse Change” means a material adverse change in the business or conditions (financial or otherwise) or in the result of operations of the Borrower and its Subsidiaries or in the value of the Collateral, taken as a whole, as determined by the Bank in its reasonable discretion.

     “Material Adverse Effect” means, when referring to the taking of an action or the omission to take an action, that such action, if taken, or omission, would have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Borrower and its

Subsidiaries, or might materially impair the value of the Collateral, each taken as a whole as determined by the Bank in its reasonable discretion.

     “Net Income” means net income determined in accordance with generally accepted accounting principles.

     “Notes” means the Working Capital Note and the Term Note.

     “Obligations” means:

(a) all of the obligations of the Borrower:

(i) To pay the principal of and interest on the Notes in accordance with the terms thereof and to satisfy all the Borrower’s other liabilities to the Bank hereunder, whether now existing or hereafter incurred, matured or unmatured, direct of contingent, joint or several, including any extension, modifications, and renewals thereof and substitutions therefor;

(ii) To repay the Bank all amounts advanced by the Bank hereunder on behalf of the Borrower, including, but without limitation, advances for overdrafts, principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance or storage of any of the Collateral;

(iii) To reimburse the Bank, on demand, for all of the Bank’s reasonable out-of-pocket expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the enforcement of this Agreement and the documents required hereunder, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (a) and (b), or any suits or claims against Bank whatsoever as a result of Bank’s execution of this Agreement, all as more specifically set forth in Paragraphs 9.4 and 9.7 hereof; and in addition, to reimburse the Bank for its expenses and reasonable attorneys’ fees in connection with the preparation, administration, amendment, modification or waiver of the Agreement and the other Loan Documents;

(b) and all obligations of any Guarantor under the Guaranty Agreement.

     “Payoff Letters” is defined in Paragraph 3.1(f).

     “Permitted Investments” means all expenditures made and all liabilities incurred (contingent or otherwise) by any Borrower or any Subsidiary for:

     (a)  obligations issued or guaranteed as to principal and interest by the United States of America and having a maturity of not more than 12 months from the date of purchase;

     (b)  certificates of deposit, issued by banks organized under the laws of the United States of America or any State thereof and foreign subsidiaries of such banks, having a rating of not less than A or its equivalent by Standard & Poor’s Corporations, or its successor;

     (c)  commercial paper of finance company paper which is rated not less than prime-one or A-1 or their equivalents by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation or their successors;

     (d)  repurchase agreements related to an investment of the type described in Clause (a) above, provided that the counter-party thereto is a government securities dealer designated by the Federal Reserve Bank of New York as a “Reporting Dealer” and whose financial statements indicate that it has a capital of at least $50,000,000.00 and that the investment which is the subject of such repurchase agreement shall be at all times during the term of the repurchase agreement in the possession of the Borrower (or the Bank) or the interest of such Borrower therein shall be appropriately recorded in accordance with the United States Federal Regulations regarding Book Entry Treasury Securities; and

     (e)  other investments previously approved in writing by Bank or as evidenced by Bank’s investment of Borrower’s funds.

     “Permitted Liens” means:

     (a)  Liens in favor of the Bank;

     (b)  Security interests granted to secure equipment notes and capitalized leases which secure not more than the amount of the purchase price financed thereby, provided the indebtedness secured thereby is incurred in accordance with this Agreement;

     (c)  Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet delinquent;

     (d)  Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

     (e)  Liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations in the ordinary course of business that are not yet delinquent;

     (f)  Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

     (g)  Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by the Borrower or any Subsidiary in the operations of its business, and none of which is violated in any material respect by existing or proposed structures or land use;

     (i)  Landlord’s liens on fixtures retained in any lease;

     (j)  The following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed; if Borrower or any Subsidiary has posted such security as may be required by Laws or as is reasonably satisfactory to Bank; and if the following do not, in the aggregate, materially detract from the value of the properties of the Borrower or any Subsidiary taken as a whole, or materially impair the use thereof in the operation of their respective businesses:

          (i) Claims or liens for taxes, assessments or charges due and payable and subject to interest or penalty;

          (ii) Claims, liens and encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

          (iii) Claims or liens of mechanics, materialmen, warehousemen, carriers, or other like liens; and

          (iv) Adverse judgments on appeal; and

     (k)  Current liens against stock of Subsidiaries as described on Schedule 5.7 and future liens securing seller financing incurred in connection with any transaction permitted by Paragraph 7.1.

     “Person” means any individual, corporation, partnership, association, joint-stock company, estate, trust, unincorporated organization, limited liability company, joint venture, court or government or political subdivision or agency thereof.

     “Prime Rate” is the reference or base rate established by Bank from time to time and generally utilized in contracting for interest on its variable rate domestic commercial loans not using an externally established reference rate.

     “Qualified Accounts Receivable” means those Accounts Receivable of Borrower and Guarantors that meet the following criteria:

          (a) the account is one in which the Bank has a perfected first priority security interest;

          (b) the account arises from a bona fide, outright sale of goods by the Borrower or a Guarantor, or for services performed by the Borrower or a Guarantor under an enforceable contract, and such goods have been shipped to the appropriate account debtors, or the sale has otherwise been consummated, or the services have been performed for the appropriate account debtors in accordance with such order or contract;

          (c) the title of the Borrower or Guarantor to the account, and, except as to the account debtor, to any goods, is absolute and is not subject to any prior assignment, claim, lien or security interest;

          (d) the amount shown on the books of the Borrower or Guarantor and on any statement delivered to Bank is owing to the Borrower or Guarantor, and no partial payment has been made thereon by anyone;

          (e) the account is not subject to any claim of reduction, counterclaim, setoff, recoupment, or any claim for credits, allowances or adjustments by the account debtor because of returned, inferior or damaged goods or unsatisfactory services, or for any other reason, except for customary discounts allowed for prompt payment;

          (f) the account is not an account that the Bank, in its reasonable discretion, has determined to be ineligible in whole or in part and has notified the Borrower thereof;

          (g) the account debtor has not returned or refused to retain any of the goods from the sale of which the account arose;

          (h) the account does not arise out of a contract with, or order from, an account debtor that, by its terms, forbids or makes the assignment of that account to the Bank void or unenforceable;

          (i) neither the Borrower, any Guarantor, nor Bank has received any notice of the death of the account debtor or a partner thereof, nor the dissolution, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the account debtor;

          (j) the account debtor is not an Affiliate of the Borrower or in any way related by common ownership to the Borrower;

          (k) to the extent the aggregate value thereof exceeds five percent (5%) of the value of all Qualified Accounts Receivable, the account debtor is not the United States Government or an agency thereof unless Bank has reasonably determined that all actions necessary to comply with the Assignment of Claims Act of 1940 and any other applicable laws have been consummated so that such governmental entity will make payment on such Account directly to Bank upon Bank’s request unless the Bank otherwise agrees in writing;

          (l) the account does not arise from a lease of goods or a loan transaction; and

          (m) the account is due and payable not more than thirty (30) days from the date of the invoice therefor;

          (n) the account is not more than (i) one hundred and twenty (120) days if the account debtor is SAP Corporation Systems, Applications And Products In Data Processing or a Subsidiary thereof or (ii) ninety (90) days old otherwise, dating from the original invoice dates (not due dates) as set forth in the terms of the respective invoices; provided, however, that in the event that more than fifty percent (50%) by value of the accounts of a particular account debtor are more than 120 or 90 days old, as applicable, dating from the original invoice date, then none of the accounts of that account debtor, including current receivables, shall constitute Qualified Accounts Receivable unless the Bank shall otherwise agree in writing; and

          (o) the account, when aggregated with all accounts from one particular obligor and its Affiliates, does not exceed in value twenty-five percent (25%) of the total Accounts pledged hereunder, unless otherwise approved by Bank.

     “Real Property” means any real property now owned or hereafter acquired by Borrower or any Guarantor.

     “Records” means correspondence, memoranda, tapes, books, discs, paper, magnetic storage and other documents or information of any type, whether expressed in ordinary or machine language.

     “Rental Expense” means the gross real estate rental expenses of Borrower and its Subsidiaries for such period (excluding all personal property rental expense), net of rental income of Borrower and its Subsidiaries for such period, each determined in accordance with generally accepted accounting principles consistently applied.

     “Shareholders’ Equity” means, at any time, the accounts required to be set forth in a balance sheet of the Borrower and its Subsidiaries, prepared in accordance with generally accepted accounting principles consistently applied, including but not limited to: (A) the par or stated value of all outstanding capital stock; (B) capital surplus, including additional paid-in capital; and (C) retained earnings.

     “Subsidiary” means any Person of which more than fifty percent (50%) of the outstanding voting securities or other equity interest in such Person shall, at the time of determination, be owned directly, or indirectly through one or more intermediaries, by the Borrower, and “Subsidiaries” means any two or more such Persons.

     “Term Loan” means the loan in the amount of $1,050,000 to be made pursuant to Section 2.2 of this Agreement.

     “Term Note” means a promissory note substantially in the form of Exhibit B attached hereto, duly executed and delivered to Bank by Borrower and payable to the order of Bank, including any amendment, modification, renewal, or extension thereof.

     “Total Liabilities” means at any time, all liabilities that in accordance with generally accepted accounting principles should be classified as liabilities on a consolidated balance sheet of the Borrower.

     “UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of Tennessee, as it may be amended from time to time; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of a security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Tennessee, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

     “Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

     “Unused Fee” means (i) 0.25% at any time during a Compliance Period and (ii) 0.50% at any time other than during a Compliance Period.

     “Working Capital Line” means the portion of the Credit Facility available for working capital purposes, as specified in Section 2.1.

     “Working Capital Note” means a promissory note substantially in the form of Exhibit C attached hereto, duly executed and delivered to the Bank by Borrower and payable to the order of the Bank, including any amendment, modification, renewal, extension, or replacement thereof

SECTION 2. THE CREDIT FACILITY.

          2.1 The Working Capital Line. Bank agrees it will fund the Working Capital Line in an aggregate maximum principal amount of $3,000,000, provided that the sum of the outstanding principal balance of the Term Loan and the Working Capital Line may not exceed the Borrowing Base. Provided no Event of Default or Unmatured Default is in existence hereunder, the Borrower may obtain Working Capital Line, repay without penalty or premium and reborrow under the Working Capital Loans, from the date of this Agreement through June 30, 2003 up to the then available amount thereunder. Working Capital Advances may be used by the Borrower for general corporate purposes, including working capital; provided, that the Bank shall have no obligation to fund if the conditions precedent in Section 3 have not been satisfied. If, at any time, the aggregate outstanding principal balance of the Working Capital Line and the Term Loan exceeds the Borrowing Base, a principal payment in the amount of such excess shall be immediately due and payable under the Working Capital Line. All outstanding principal and interest on the Working Capital Line shall be due and payable in full on June 30, 2003. Borrower and Bank will enter into a “sweep” arrangement with respect to the Working Capital Line to facilitate advances and paydowns on Floating Rate Loans outstanding thereunder and invest excess funds when there is no outstanding balance under the Working Capital Line.

     2.2 Term Loan. At the Closing, Bank shall make the Term Loan to Borrower. Principal payments of $43,750.00 shall be due and payable monthly under the Term Note. The first such payment shall be due November 1, 2001. The Term Loan shall be due and payable in full on September 30, 2003. The proceeds of the Term Loan shall be used to pay in full all existing long term debt of the Borrower listed in its Form 10-K filed with the Securities Exchange Commission for the year ending December 31, 2000, with the exception of the portion thereof denoted as Acquisition Notes Payable.

     2.3 Fees. An aggregate nonrefundable Closing Fee of $3,937.50 shall be paid to the Bank at the Closing. An aggregate commitment fee equal to the product of (i) the Unused Fee divided by four (4) multiplied by (ii) $3,000,000 minus the average outstanding daily balance of the Working Capital Line during the immediately preceding quarter shall be due and payable to the Bank quarterly.

     2.4 Borrowing Notices, Interest Rates and Payments of Interest.

          (a) Loans made hereunder may be either Eurodollar Loans, Floating Rate Loans, or a combination thereof; provided, Eurodollar Loans shall be in the minimum amount of $100,000.00 and shall be in an integral multiple of $100,000.00.

          (b) The Borrower shall give the Bank irrevocable notice (a “Borrowing Notice”), not later than 10:00 a.m. Nashville time at least three (3) Business Days prior to the date of any requested disbursement of Eurodollar Loans and one (1) Business Day prior to any requested disbursement of Floating Rate Loans. Such notice may be telephonic (in addition to the methods permitted by Paragraph 9.5). Absent manifest error, the Bank’s books and records shall be dispositive with respect to the date, amount and type of any such disbursement. Each Borrowing

Notice shall be signed and shall specify the requested date of such requested disbursement; the aggregate amount of such disbursement; the type of Loan, i.e., Eurodollar or Floating Rate; and if a Eurodollar Loan, the designated Interest Period. Not later than noon (12:00 p.m.) Nashville time on each disbursement date, and subject to the terms and conditions hereof, Bank will credit the proceeds of the Loans requested to the Borrower’s deposit account with Bank. Each such Borrowing Notice shall obligate the Borrower to accept the Loan disbursement requested thereby.

          (c) The Borrower shall have the right at any time, on prior irrevocable written notice to the Bank not later than 10:00 a.m., Nashville time, three (3) Business Days prior to the date of any requested conversion, to convert any Floating Rate or Eurodollar Loan into a Loan of another type, or to continue any Eurodollar Loan for another Interest Period (specifying in each case the Interest Period to be applicable thereto), subject in each case to the following:

(i) No Eurodollar Loan shall be converted at any time other than at the end of the Interest Period applicable thereto;

(ii) Each conversion shall be effected by applying the proceeds of the new Eurodollar and/or Floating Rate Loan, as the case may be, to the Loan (or portion thereof) being converted;

(iii) The number of Eurodollar Loans outstanding at one time may not exceed three (3); and

(iv) No Interest Period may be selected for any Eurodollar Loan that would end later than a repayment date occurring on or after the first day of such Interest Period if the aggregate outstanding amount of Eurodollar Loans with Interest Periods ending prior to such repayment date plus the aggregate outstanding amount of all Floating Rate Loans is not equal to or greater than the principal amount(s) of the Loan(s) to be paid on such repayment date.

          (d) Each notice pursuant to this Paragraph shall be irrevocable and shall refer to this Agreement and specify (1) the identity and principal amount of the particular Loan that the Borrower requests be converted or continued, (2) if such notice requests conversion, the date of such conversion (which shall be a Business Day), and (3) if a Loan is to be converted to a Eurodollar Loan or a Eurodollar Loan is to be continued, the Interest Period with respect thereto. In the event that the Borrower shall not give notice to continue any Eurodollar Loan for a subsequent period, such Eurodollar Loan (unless repaid) shall automatically be converted into a Floating Rate Loan. If the Borrower shall fail to specify in any Borrowing Notice the type of borrowing or, in the case of a Eurodollar Loan, the applicable Interest Period, the Borrower will be deemed to have requested a Floating Rate Loan. Notwithstanding anything to the contrary contained above, if an Event of Default shall have occurred and be continuing, no Eurodollar Loan may be continued and no Floating Rate Loan may be converted into a Eurodollar Loan.

          (e) Interest shall be charged and paid on each Loan from the date of the initial advance thereunder until such Loan is paid or converted as follows:

               (i) For a Floating Rate Loan, at an annual rate equal to the Prime Rate plus the Applicable Prime Rate Margin, said rate to change contemporaneously with any change in the Prime Rate;

               (ii) For a Eurodollar Loan, at a rate equal to the LIBO Rate plus the Applicable LIBO Rate Margin;

               (iii) The Borrower shall pay to any Bank, if and so long as such Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar Liabilities, additional interest on the unpaid principal amount of each Eurodollar Loan, from the date of such advance until said principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period from (ii) the rate obtained by dividing the LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period, payable on each date on which interest is payable. Such additional interest shall be determined by such Bank who shall notify Borrower thereof.

               (iv) Interest for both Floating Rate Loans and Eurodollar Loans shall be computed on the basis of a 360-day year counting the actual number of days elapsed, and shall be due and payable without notice on each Interest Payment Date.

               (v) Borrower acknowledges that the pricing for the Loans is based, in part, upon an assumption that Borrower will maintain its main operating accounts with Bank.

          (f) Notwithstanding the foregoing, upon the occurrence of an Event of Default interest may be charged at the default rate as defined and set forth in the Notes, regardless of whether the Bank has elected to exercise any other remedies under Section 8 hereof, including, without limitation, acceleration of the maturity of the outstanding principal of the Notes. All such interest shall be paid at the time of and as a condition precedent to the curing of any such default to the extent any right to cure is given.

          (g) All agreements herein made are expressly limited so that in no event whatsoever shall the interest and loan charges agreed to be paid to the Bank for the use of the money advanced or to be advanced pursuant to this Agreement exceed the maximum amounts collectible under applicable laws in effect from time to time. If for any reason whatsoever the interest or loan charges paid or contracted to be paid in respect of the Loans shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then, ipso facto, the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by the Bank that exceed such maximum amounts shall be applied to the reduction of the principal balance of the Loans and/or refunded to Borrower so that at no time shall the interest or loan charges paid or payable in respect of the Loans exceed the maximum amounts permitted from time to time by applicable law. This provision shall control every other provision herein and in any and all other agreements and instruments now existing or hereafter arising between Borrower and the Bank with respect to the Loans.

     2.5 Alternate Rate of Interest. In the event, and on such occasion, that on the date of commencement of any Interest Period for a Eurodollar Loan, Bank shall have reasonably determined:

               (i) That dollar deposits in the amount of the requested principal amount of such Eurodollar Loan are not generally available in the London Interbank Market;

               (ii) That the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to Bank of making or maintaining such Eurodollar Loan during such Interest Period; or

               (iii) That reasonable means do not exist for ascertaining the LIBO Rate generally,

Bank shall, as soon as practicable thereafter, give written or telephonic notice of such determination to the Borrower. In the event of any such determination, any request by the Borrowers for a Eurodollar Loan shall, until the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Floating Rate Loan. Each determination by Bank hereunder shall be conclusive absent manifest error.

     2.6 Change in Circumstances.

          (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable Laws or regulations or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to Bank under any Eurodollar Loan made by Bank or any other fees or amounts payable hereunder (other than taxes imposed on the overall net income of Bank by the country in which such Bank is located, or by the jurisdiction in which Bank has its principal office, or by any political subdivision or taxing authority therein), or shall impose, modify, or deem applicable any reserve requirement, special deposit, insurance charge (including FDIC insurance on Eurodollar deposits) or similar requirements against assets of, deposits with or for the account of, or credit extended by, Bank or shall impose on Bank (other than a specific imposition on Bank, rather than a general imposition upon banks related to asset size, nature of operations or other factors) or the London Interbank Market any other condition affecting this Agreement or Eurodollar Loans made by Bank, and the result of any of the foregoing shall be to increase the cost to Bank of making or maintaining its Eurodollar Loan or to reduce the amount of any sum received or receivable by Bank for any of its Eurodollar Loans hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by Bank to be material, then the Borrower will pay to Bank such additional amount or amounts as will reasonably compensate Bank for such additional costs.

          (b) If either:

               (i) The introduction of, or any change in, or in the interpretation of, any United States or foreign law, rule or regulation; or

               (ii) Compliance with any directive, guidelines or request from any central bank or other United States or foreign governmental authority (whether or not having the force of law) promulgated or made after the date hereof (but excluding, however, any law, rule, regulation, interpretation, directive, guideline or request contemplated by or resulting from the report dated July, 1988, entitled “International Convergence of Capital Measurement and Capital Standards” issued by the Basic Committee on Banking Regulations and Supervisory Practices), affects or would affect the amount of capital required or expected to be maintained by Bank (or any lending office of Bank) or any corporation directly or indirectly owning or controlling Bank (or any lending office of Bank) based upon the existence of this Agreement, and Bank shall have determined that such introduction, change or compliance has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of such owning or controlling corporation as a consequence of its obligations hereunder

(including its Commitment) to a level below that which Bank or such owning or controlling corporation could have achieved but for such introduction, change or compliance (after taking into account that Bank’s policies or the policies of such owning or controlling corporation, as the case may be, regarding capital adequacy) by an amount deemed by Bank (in its sole discretion) to be material, then the Borrowers will pay to Bank such additional amount or amounts as will compensate Bank for such reduction attributable to making, funding and maintaining its commitment hereunder.

          (c) A certificate of Bank setting forth such amount or amounts as shall be necessary to compensate Bank (or its participating banks or other entities pursuant to this Agreement), as specified in Paragraph (a) or (b) above, as the case may be, shall be delivered to Borrower and shall be conclusive absent manifest error; provided, however, that the Borrower shall be responsible for compliance herewith and the payment of increased costs only to the extent:

               (i) Any change in applicable Laws giving rise to increased costs occurs after the date of this Agreement; and

               (ii) Such change in Laws or the application thereof applies generally to the banking industry and is not the result of the Bank having inadequate or substandard capital as determined by its regulators; and

               (iii) The Bank gives notice of the change giving rise to increased costs within one hundred eighty (180) Business Days after the date on which Bank has, or with reasonable diligence should have had, knowledge of the change, or else Bank can only collect costs from and after the date of the notice.

Subject to the foregoing, the Borrower shall pay the Bank the amount shown as due on any such certificate within ten (10) days after its receipt of such certificate.

          (d) The protection of this Section 2.6 shall be available to Bank regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition that shall have been imposed.

     2.7 Optional Prepayment — Premiums in Certain Events.

          (a) The Borrower may, upon three (3) Business Day’s prior written notice to the Bank, and upon payment of all premiums set forth in Subparagraph (d) below, prepay any outstanding Eurodollar Loans prior to any Interest Payment Date for such Eurodollar Loans, in whole or in part.

          (b) The Borrower may at any time prepay any outstanding Floating Rate Loans in whole or in part without premium or penalty.

          (c) Each notice of prepayment of any Eurodollar Loan shall specify the date and amount of such prepayment and shall be irrevocable. Each partial prepayment of any Eurodollar Loans shall be in an aggregate principal amount which is the lesser of (1) the then outstanding principal balance of the one or more Eurodollar Loans to be prepaid, or (2) $100,000.00 or an integral multiple thereof. Interest on the amount prepaid accrued to the prepayment date shall be paid on such date.

          (d) Upon prepayment of any Eurodollar Loan on a date other than the relevant Interest Payment Date for such borrowing, Borrower shall pay to Bank premiums which shall be equal to an amount, if any, reasonably determined by Bank to be the difference between the rate of interest then applicable to the relevant Eurodollar Loan and the yield Bank receives upon reinvestment of so much of the relevant Eurodollar Loans as is prepaid for the remainder of the term of the relevant Eurodollar Loan or Loans. Anything in this Paragraph 2.7(d) to the contrary notwithstanding, the premiums payable upon any such prepayment shall not exceed the amount, if any, reasonably determined by Bank to be the difference between the rate of interest then applicable to the relevant Eurodollar Loan and the yield that Bank could receive upon reinvestment in the “Floor Reinvestment” of so much of the relevant Eurodollar Loan as is prepaid for the remainder of the term of the relevant Eurodollar Loan. For purposes hereof, “Floor Reinvestment” shall mean an investment for the time period from the date of such prepayment to the end of the relevant Interest Period applicable to such Eurodollar Loan at an interest rate per annum equal to the Federal Fund Rate “offered” as published in the Wall Street Journal on the date of such prepayment. All determinations, estimates, assumptions, allocations and the like required for the determination of such premiums shall be made by Bank in good faith and shall be presumed correct absent demonstrable error.

SECTION 3. CONDITIONS PRECEDENT

     The obligation of the Bank to fund and/or continue funding the Credit Facility is subject to the following conditions precedent:

     3.1 Documents Required for the Closing. Delivery of the following to Bank shall be conditions precedent to the Closing:

          (a) The Notes;

          (b) The Guaranty Agreement, duly executed by each Guarantor of Borrower;

          (c) The Financing Statements required by Section 4;

          (d) Copies of the resolutions of the board of directors of the Borrower and each Guarantor, respectively, certified by the corporate secretary or assistant secretary of each as of the date of Closing, authorizing the execution, delivery and performance of this Agreement and, as applicable, the Notes, the Loan Documents, and each other document to be delivered pursuant hereto;

          (e) A copy of Borrower’s by-laws and articles of incorporation certified by Borrower’s secretary as of the date of the Closing;

          (f) Payoff letters in form and substance acceptable to Bank with respect to any indebtedness to be paid with the proceeds of the Term Loan (the “Payoff Letters”);

          (g) A copy of the by-laws and charter or articles of incorporation of each Guarantor certified by each Guarantor’s secretary as of the date of Closing;

          (h) A certificate dated the date of the Closing of the corporate secretary of each of the Borrower and each Guarantor as to the incumbency and signatures of their respective officers executing this Agreement, the Notes and each other document to be delivered pursuant hereto;

          (i) A written opinion of Borrower’s counsel, dated the date of the Closing and addressed individually to Bank, in the form attached hereto as Exhibit D and otherwise satisfactory to the Bank;

          3.2 Requirements for all Subsequent Advances. As an express condition precedent after Closing to each disbursement of any Loan, each of the following shall be true and correct:

          (a) As of the date thereof, no Event of Default has occurred and is continuing, and no Unmatured Default is in existence;

          (b) The Loan will be used only as permitted in this Agreement;

          (c) No Material Adverse Change has occurred since the date of the Financial Statements or the date of the Closing, as applicable; and

          (d) The Borrowing Base shall be greater than the sum of the then outstanding balance of the Working Capital Line and the Term Loan after giving effect to such Loan.

SECTION 4. COLLATERAL SECURITY

     4.1 Composition of the Collateral. The property in which a security interest is granted pursuant to the provisions of Paragraphs 4.2 and 4.3 is herein collectively called the “Collateral.” The Collateral, together with all of the Borrower’s and the Guarantors’ other property of any kind, both real and personal, held by, assigned to, mortgaged to or conveyed in favor of the Bank, shall stand as one general, continuing collateral security for all Obligations and may be retained by the Bank until all Obligations have been satisfied in full.

     4.2 Rights in Property Held by the Bank. As security for the prompt satisfaction of all Obligations the Borrower and each of the Guarantors hereby assign, transfer and set over to the Bank all of its right, title and interest in and to, and grant the Bank a lien on and a security interest in, all amounts that may be owing from time to time by the Bank to the Borrower in any capacity, including, but without limitation, any balance or share belonging to the Borrower of any deposit or other account with the Bank, which lien and security interest shall be independent of any right of set-off which the Bank may have.

     4.3 Rights in Property of the Borrower and Guarantors. As further security for the prompt satisfaction of all Obligations, the Borrower and each of the Guarantors hereby collaterally assign to the Bank and grant the Bank a lien upon and security interest in all of their Accounts, whether now owned or hereafter acquired, together with all substitutions, replacements, improvements, accessions or appurtenances thereto, and proceeds (including, without limitation, insurance proceeds) thereof and any Letter of Credit Rights, Promissory Notes, Chattel Paper, Commercial Tort Claims, and Records pertaining thereto or to any other Collateral.

     4.4 Priority of Liens. The foregoing liens shall be first and prior liens except for any Permitted Liens on assets which have priority or would have priority by the operation of Laws.

     4.5 Financing Statements.

          (a) The Borrower and each of the Guarantors will:

               (i) Join with the Bank in executing such additional Financing Statements (including amendments thereto and continuation statements thereof) in form satisfactory to the Bank may specify;

               (ii) pay or reimburse the Bank for all costs and taxes of filing or recording the same in such public offices as the Bank may designate, and reimburse the Bank for performing subsequent verification searches following Closing in each applicable jurisdiction.

          (b) Borrower and Guarantors hereby authorize the Bank to file any Financing Statements and to perform all other acts that the Bank deems appropriate to perfect and continue the Bank’s security interest in, and to protect and preserve, the Collateral.

     4.6 Collection of Notes and Receivables. Following the occurrence of any Event of Default and for so long as such Event of Default remains uncured, upon demand of the Bank, Borrower and each of the Guarantors shall deposit or cause to be deposited, all checks, drafts, cash, and other remittances received in payment of services rendered or in payment or on account of its accounts and notes receivable, immediately upon receipt thereof with Bank in a special “lockboxed” bank account maintained with Bank, over which the Bank alone shall have power or withdrawal. The funds in said special bank account shall be held by the Bank as security for all loans made hereunder and all other Obligations. Said proceeds shall be deposited in precisely the form received, except for the endorsement of Borrower where necessary to permit collection, which endorsement Borrower and each of the Guarantors agree to make and which Bank also hereby is irrevocably authorized to make on its behalf. Pending such deposit, Borrower agrees that it will not commingle any such checks, drafts, cash and other remittances with any of its funds or property, but will hold them separate and apart therefrom and upon an express trust for the Bank until deposit thereof is made in the said special bank account. At least twice weekly, Bank will apply the whole or any part, as the Bank deems appropriate, of the collected funds on deposit in the said special bank account against the principal and/or interest of any loans made hereunder and/or on Borrower’s other Obligation’s secured hereby, the order and method of such application to be in the discretion of the Bank. Any portion of said funds on deposit in the special bank account that the Bank elect not to apply will be paid over by Bank to Borrower.

SECTION 5. REPRESENTATIONS AND WARRANTIES

     To induce the Bank to enter into this Agreement, the Borrower and each Guarantor, jointly and severally, represents and warrants to Bank as follows:

     5.1 Due Organization and Qualification. Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; each Guarantor is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its state of incorporation or formation, all as set forth in Schedule 5.1; the Borrower and each Guarantor have the lawful power to own their properties and to engage in the business they conduct, and each is duly qualified and in good standing as a foreign corporation in the jurisdictions wherein any failure (individually or in the aggregate) to be so qualified could reasonably be expected to have a Material Adverse Effect; Borrower owns, directly or indirectly, 100% of the equity interests in each Guarantor; and, other than its ownership of the stock of the Subsidiaries as set forth on Schedule 5.1, Borrower does not own any interest in any Person; the federal employer identification number of Borrower and each Guarantor is set forth on Schedule 5.1;

     5.2 Location of Collateral. The addresses of all places of business of the Borrower and each Guarantor are as set forth in the perfection certificates delivered to Bank in connection with the Credit Facility;

     5.3 No Conflicting Agreement. Neither the Borrower nor any Guarantor is in default with respect to any indebtedness, and the making and performance of the Loan Documents will not (immediately, or with the passage of time or the giving of notice, or both):

          (a) Violate the charter or bylaw provisions of the Borrower or any Guarantor, or violate any Laws, or result in a default under any contract, agreement, or instrument to which the Borrower or any Guarantor is a party or by which the Borrower or any Guarantor or its property is bound except for such defaults (individually or in the aggregate) which could not reasonably be expected to have a Material Adverse Effect; or

          (b) Result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of the Borrower or any Guarantor, except in favor of the Bank;

     5.4 Capacity. The Borrower and each Guarantor has the power and authority to enter into and perform the Loan Documents, as applicable, and to incur the Obligations herein and therein provided for, and have taken all corporate action necessary to authorize the execution, delivery, and performance of the Loan Documents;

     5.5 Binding Obligations. The Loan Documents are valid, binding, and enforceable in accordance with their respective terms subject to the general principles of equity (regardless of whether such question is considered in a proceeding in equity or at law) and to applicable bankruptcy, insolvency, moratorium, fraudulent or preferential conveyance and other similar laws affecting generally the enforcement of creditors’ rights;

     5.6 Litigation. Except as set forth on Schedule 5.6, there is no pending or threatened order, notice, claim, litigation, proceeding or investigation against of affecting the Borrower or any Subsidiary, whether or not covered by insurance;

     5.7 Title. The Borrower and the Guarantors have good and marketable title to all of their respective material assets, subject to no security interest, encumbrance or lien, or the claims of any other Person except for existing liens and encumbrances described on Schedule 5.7 and Permitted Liens;

     5.8 Financial Statements. The Financial Statements, including any schedules and notes pertaining thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except, with respect to interim statements, for the absence of footnotes), and fully and fairly present the financial condition of the Borrower and its Subsidiaries at the dates thereof and the results of operations for the periods covered thereby, and there has been no Material Adverse Change from June 30, 2001 to the date hereof;

     5.9 No Additional Funded Debt. Except for $500,000 owed to the former shareholder of Alliance, as of the date hereof, the Borrower and its Subsidiaries have no Funded Debt of any nature, including, without limitation, liabilities for taxes and any interest or penalties relating thereto, except to the extent reflected (in a footnote or otherwise) and reserved against in the Financial Statements or as disclosed in or permitted by this Agreement; the Borrower does not know, and has no knowledge of any basis for the assertion against it or any Subsidiary as of the date hereof, of any Funded Debt of any nature not fully reflected and reserved against in the Financial Statements;

     5.10 Taxes. Except with respect to the nonfilings that resulted in the tax liens identified on Schedule 6.14, the Borrower and its Subsidiaries have filed all federal, state and local tax returns and other reports they are required by Laws to file prior to the date hereof, have paid or caused to be paid all taxes, assessments and other governmental charges that are due and payable prior to the delinquency hereof, and have made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable; the Borrower has no knowledge of any deficiency or additional assessment in connection with any taxes, assessments or charges not provided for on its books;

     5.11 Licenses; Compliance with Laws. Except to the extent that the failure to comply would not result in a Material Adverse Effect, the Borrower and each of its Subsidiaries have complied with all applicable Laws with respect to: (1) any licenses, restrictions, specifications, or other requirement pertaining to services that the Borrower or any Subsidiary performs; (2) the conduct of their respective businesses; (3) the use, maintenance, and operation of the real and personal properties owned or leased by them in the conduct of their respective businesses; and (4) health, safety, worker’s compensation, and equal employment opportunity;

     5.12 Consents; Governmental Approvals. Each consent, approval or authorization of, or filing, registration or qualification with, any Person required to be obtained or effected by the Borrower or any Guarantor in connection with the execution and delivery of the Loan Documents of the undertaking or performance of any obligation thereunder has been duly obtained or effected;

     5.13 Full Disclosure. No representation or warranty by the Borrower or any Guarantor contained herein or in any certificate or other document furnished by the Borrower or any Guarantor pursuant to this Agreement contains any untrue statement of material fact;

     5.14 Material Contracts. Except where a default could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, all parties (including the Borrower and Subsidiaries) to all real estate leases, contracts and other commitments to which the Borrower or any Subsidiary is a party have complied with the provisions of such leases, contracts and other commitments; no party is in default under any provision thereof; and no event has occurred which, but for the giving of notice or the passage of time, or both, would constitute a default thereunder;

     5.15 No Commissions. Other than with respect to the fees payable to the Bank hereunder and as otherwise disclosed to the Bank in writing, neither the Borrower nor any Subsidiary has made any agreement or has taken any action which may cause anyone to become entitled to a commission or finder’s fee as a result of the making of the Loans;

     5.16 ERISA. Neither Borrower nor any Subsidiary has any Defined Benefit Pension Plans, as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as of the date hereof;

     5.17 Tradenames. Except as disclosed in the perfection certificates delivered to Bank in connection with the Credit Facility, neither Borrower nor any Guarantor has been known under any name other than that used in executing this Agreement.

     5.18 Insignificant Subsidiaries. The aggregate value of the Accounts owned by AWC Acquisition Corp., Eric Chandler Merchandising, Inc., TBA Corporate Incentives, Inc. and TBA Resort Holding Corporation (collectively, the “Inactive Subsidiaries”) do not exceed $10,000.

SECTION 6. AFFIRMATIVE COVENANTS

     The Borrower and each Guarantor, jointly and severally, do hereby covenant and agree with Bank as follows:

     6.1 Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes permitted by this Agreement, and will furnish the Bank such evidence as it may reasonably require with respect to such use.

     6.2 Financial Statements and Reports. The Borrower will furnish the Bank:

          (a) As soon as available and in any event within forty-five (45) days after the close of each fiscal quarter in each Fiscal Year of Borrower and its Subsidiaries: (i) consolidated income statements of the Borrower and its Subsidiaries for such quarterly period; (ii) consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarterly period; and (iii) consolidated statements of cash flows of the Borrower and its Subsidiaries for such quarterly period — all in reasonable detail, subject to year-end audit adjustments and certified by the Borrower’s president or chief financial officer to have been prepared in accordance with generally accepted accounting principles consistently applied by the Borrower and its Subsidiaries, except for any inconsistencies explained in such certificate and for the absence of footnotes;

          (b) At any time other than during a Compliance Period, within thirty (30) days after the close of each calendar month, a complete report of all accounts receivable, the account party and their respective agings;

          (c) As soon as available and in any event within one hundred and twenty (120) days after the close of each Fiscal Year of Borrower and its Subsidiaries: (i) consolidated statements of cash flows of the Borrower and its Subsidiaries for such Fiscal Year; (ii) consolidated income statements of the Borrower and its Subsidiaries for such Fiscal Year; and (iii) consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year — all in reasonable detail, including all supporting schedules, notes and comments; the consolidated statements and balance sheets shall be audited by an independent certified public accountant selected by the Borrower and acceptable to the Bank, and certified by such accountants to have been prepared in accordance with generally accepted accounting principles consistently applied by the Borrower and its Subsidiaries, except for any inconsistencies explained in such certificate.

          (d) Contemporaneously with each quarter-annual and Fiscal Year-end financial report required by the foregoing paragraphs (b) and (c), a Compliance Certificate.

          (e) Immediately upon receipt of the same by Borrower or any Subsidiary, copies of all management letters and any other reports which are submitted to the Borrower or any of its Subsidiaries by its independent accountants in connection with any annual or interim audit of the Records of the Borrower or its Subsidiaries by such accountants;

          (f) From time to time such additional information regarding the financial condition or business of the Borrower and its Subsidiaries as the Bank may reasonably request.

     6.3 Good Condition. The Borrower will maintain, and will cause the Guarantors to maintain, their respective Equipment, Real Property and other properties in good condition and repair (normal wear and tear excepted), and will pay and discharge or cause to be paid and discharged when due, the cost of repairs to or maintenance of the same, and will pay or cause to be paid all rental or mortgage payments due on such Equipment or Real Property.

     6.4 Insurance; Reinsurance. The Borrower will, and will cause the Guarantors to, maintain, or cause to be maintained, public liability, and fire and extended coverage insurance in such form and amounts as are consistent with industry practices and with such insurers as may be satisfactory to the Bank. Such policies shall name the Bank as an additional insured, as its interests may appear, and shall contain a provision whereby they cannot be canceled except after thirty (30) days’ written notice to the Bank if such provision is permitted by applicable laws.

     6.5 Taxes; Copies of Returns. The Borrower will, and will cause its Subsidiaries to, pay prior to delinquency, all taxes, assessments and charges or levies imposed upon them or on any of their property or which any of them is required to withhold or pay over, except where contested in good faith by appropriate proceedings with adequate reserves therefor having been set aside in a manner satisfactory to Bank. The Borrower will, and will cause each Subsidiary to, pay or cause to be paid, all such taxes, assessments, charges or levies forthwith whenever foreclosure on any lien that attaches (or security therefor) appears imminent. Within ten (10) days of Bank’s request therefor, the Borrower will furnish the Bank with copies of federal income tax returns filed by the Borrower.

     6.6 Records and Inspection. The Borrower will, and will cause its Subsidiaries to, when requested so to do, make available during regular business hours any of their business Records for inspection by duly authorized representatives of the Bank, and will furnish the Bank any information regarding their business affairs and financial condition within a reasonable time after written request therefor.

     6.7 Maintenance of Existence; Compliance with Laws; Licenses. The Borrower will, and will cause the Guarantors to, take all necessary steps to renew, keep in full force and effect, and preserve their corporate existence, good standing, and franchises, and will comply in all respects with all present and future Laws applicable to them except to the extent that a failure to do so would not have or cause to occur a Material Adverse Effect.

     6.8 Collection of Accounts. The Borrower will, and will cause the Guarantors to, keep accurate and complete Records of their Accounts, consistent with sound business practices. The Borrower will collect its Accounts only in the ordinary course of business.

     6.9 Payment of Funded Debt. The Borrower will, and will cause its Subsidiaries to, pay when due (or within applicable grace periods) all Funded Debt (whether direct or indirect, including Guarantee Obligations) due any Person, except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate reserves therefor being set aside in a manner satisfactory to the Bank.

     6.10 Notice of Litigation. The Borrower will give immediate notice to the Bank and provide copies to the Bank of: (1) any litigation or proceeding in which the Borrower or any Subsidiary is a party if, in the reasonable opinion of Borrower, an adverse decision therein would require them to pay over more than $100,000.00 or deliver assets the value of which exceeds such sum; and (2) the institution of any other suit or proceeding involving any of them, or the overt threat thereof, that might have a Material Adverse Effect.

     6.11 Notice to Bank of Default. The Borrower will notify Bank immediately if it becomes aware of the occurrence of any Event of Default or Unmatured Default.

     6.12 Notice of Changes. The Borrower will notify Bank thirty (30) days in advance of any change in (i) the name of Borrower or any Guarantor, or (ii) the state of organization of Borrower or any Guarantor, by merger or otherwise.

     6.13 Financial Ratios. The Borrower will maintain the following financial ratios and covenants, each measured on a consolidated basis:

          (a) Total Liabilities to Net Worth. A ratio of Total Liabilities to Shareholders’ Equity of less than or equal to 1.00 to 1.00.

          (b) Funded Debt to EBITDA Ratio. A ratio of Funded Debt to EBITDA less than or equal to 3.00 to 1.00.

          (c) Fixed Charge Coverage Ratio. A ratio of (i) EBITDAR to (ii) the sum of the following during the most recent four (4) fiscal quarters: (A) actual payments made on Long Term Debt , plus (B) Interest Expense, plus (C) Rental Expense, plus (D) federal and state taxes of greater than or equal to 1.25 to 1.00.

     6.14 Release of Liens. Borrower will cause the termination of (a) the federal tax liens listed on Schedule 6.14 within ninety (90) days from the date of this Agreement, and (b) all other liens listed on Schedule 6.14 other than those marked “to remain” within thirty (30) days from the date of this Agreement

     6.15 Joinder of Inactive Subsidiaries. If the aggregate value of the Accounts owned by the Inactive Subsidiaries exceeds $10,000, Borrower will promptly notify the Bank, and, upon Bank’s request, cause the Inactive Subsidiaries to join in the Guaranty and this Agreement and pledge their respective Accounts, by execution of such documentation as Bank shall reasonably request.

SECTION 7. NEGATIVE COVENANTS

     Borrower and each Guarantor, jointly and severally, hereby covenants and agrees that without the prior written consent of the Bank:

     7.1 Merger, Reorganization or Acquisition. Neither the Borrower nor any Subsidiary will enter into any merger, consolidation, reorganization or recapitalization or engage in any Acquisition except:

(1) during a Compliance Period, if (A) the Borrower or a Subsidiary will be the entity surviving such transaction, (B) any new Subsidiary formed in connection with such transaction joins in this Agreement (including the pledge of assets set forth herein) and the Guaranty Agreement, (C) after giving pro forma effect to the anticipated revenues, expenses and indebtedness after the transaction, the ratio of Funded Debt to EBITDA will be less than or equal to 2.25 to 1.00 as reasonably determined by Bank, and (D) the Bank is notified at least ten (10) days prior to the consummation of such transaction and provided with such information as reasonably requested with respect thereto;

(2) at any time other than during a Compliance Period, the Bank approves such transaction in its sole discretion; or

(3) the merger of a Guarantor with (A) another Guarantor or (B) the Borrower.

     7.2 Sale of Assets. Neither the Borrower nor any Guarantor other than TBAM will sell, transfer, lease or otherwise dispose of all or any material part of its assets; provided, however, Borrower and the Guarantors may in the ordinary course of business replace damaged, obsolete or worn equipment with equipment of similar value and use and TBAM may sell all or any portion of its assets. Effective upon the consummation of any such sale, Bank agrees to release TBAM from the Guaranty and this Agreement and release any security interests it has with respect to any assets of TBAM.

     7.3 Encumbrances. Neither the Borrower nor any Guarantor will: (1) mortgage, pledge, grant or permit to exist a security interest in or lien upon any of its assets of any kind, now owned or hereafter acquired, except for Permitted Liens, or (2) covenant or agree with any other Person (other than the Bank) not to mortgage, pledge, or grant a security interest in or a lien upon their assets.

     7.4 Debts and Other Obligations. Neither the Borrower nor any Subsidiary will incur, create, assume, or permit to exist any Funded Debt except: (1) trade debt incurred in the ordinary course of business; (2) contingent Funded Debt permitted by Paragraph 7.8; (3) additional unsecured Funded Debt not to exceed, in the aggregate, $100,000 outstanding at any one time; (4) Funded Debt owed by any Subsidiary of the Borrower to the Borrower or by the Borrower to any Subsidiary of the Borrower; and (5) Funded Debt incurred in connection with a transaction permitted by clauses (1) or (2) of Paragraph 7.1.

     7.5 Untrue Certificate. Neither the Borrower nor any Subsidiary will furnish the Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

     7.6 Margin Stock. Neither the Borrower not any Subsidiary will directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

     7.7 Sale-Leaseback. Neither the Borrower nor any Guarantor will enter into any sale-leaseback transaction (in a single transaction or series of transactions).

     7.8 Guarantee Obligation. Neither the Borrower nor any Subsidiary will create, incur, suffer to exist a Guarantee Obligation or otherwise become liable for any obligation of any other Person or any Subsidiary, except (i) the endorsement of commercial paper for deposit or collection in the ordinary course of business and (ii) Guarantee Obligations of the Borrower with respect to Funded Debt of a Subsidiary.

     7.9 Subsidiary. The Borrower will not, and will not permit any Subsidiary to, form any Subsidiary or make any investment in or make any loan in the nature of any investment to any Person without the prior written consent of the Bank, except for: (1) any Permitted Investments, (2) advances by the Borrower to Guarantors, (3) advances by Subsidiaries of the Borrower to the Borrower, and (4) the Acquisition or formation of a Subsidiary in connection with a transaction permitted by clauses (1) or (2) of Paragraph 7.1.

     7.10 Loans and Advances. The aggregate of all loans or advances from Borrower and its Subsidiaries to any of their respective officers, shareholders, directors or employees will not exceed $200,000.

     7.11 Investments. Neither the Borrower nor any Subsidiary will purchase or otherwise invest in or hold securities, non-operating real estate outside the normal course of business, or other non-operating assets, except: (1) Permitted Investments; (2) the present investment in any such assets, including existing Subsidiaries; (3) operating assets that hereafter become non-operating assets; and (4) the Acquisition or formation of a Subsidiary in connection with a transaction permitted by clauses (1) or (2) of Paragraph 7.1.

     7.12 Affiliate Transactions. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than any Subsidiary of Borrower) on terms that are less favorable to the Borrower or its Subsidiaries than those that would be obtainable at the time from any Person who is not an Affiliate.

     7.13 ERISA Compliance. The Borrower will not, and will not allow any of its Subsidiaries to establish or set up any Defined Benefit Pension Plans.

     7.14 Dividends. Borrower will not (i) declare, set aside, or pay any dividend or make any other distribution, whether in cash, in kind, or otherwise, on account of or with respect to, or (ii) apply any of its funds, property or assets to the purchase, redemption or other retirement of, any class of its stock or any warrants, options or other rights with respect to any class of its stock.

     7.15 Change in Business. Borrower will not, either directly, or through any Subsidiary, engage in any line of business other than the business conducted by Borrower as of the date of this Agreement.

     7.16 Fiscal Year. Borrower will not change its fiscal year end.

SECTION 8. DEFAULT

     8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

          (a) The Borrower shall fail to pay any portion of the Obligations within ten (10) days of the date due.

          (b) The Borrower and/or its Subsidiaries (or any one of them) shall fail to achieve any of the financial covenants contained in Paragraph 6.13 or breach any negative covenant set forth in Section 7.

          (c) The Borrower or any Subsidiary shall fail to observe or perform any obligation or covenant to be observed or performed by any of them, jointly or severally, under any of the Loan Documents not covered by Paragraph 8.1(a) or (b) and such failure shall not be cured with thirty (30) days from the date Borrower and/or any Subsidiary has knowledge thereof.

          (d) The Borrower or any Subsidiary shall fail to pay any Funded Debt for borrowed money (whether direct or indirect, including guarantees of borrowed money due from Subsidiaries) due any Person other than Bank and such failure shall continue beyond any applicable grace period and shall equal or exceed, either individually or in the aggregate, $100,000.00 in amount.

          (e) A Material Adverse Change shall occur.

          (f) Any financial statement, representation, warranty or certificate made or furnished by any Borrower or Subsidiary to the Bank in connection with this Agreement or the Loans, or as inducement to the Bank to enter into this Agreement, or in any separate statement or document to be delivered hereunder to the Bank shall be materially false, incorrect, or incomplete when made.

          (g) The Borrower or any Guarantor shall admit its inability to pay debts as they mature, or shall make an assignment for the benefit of its or any of its creditors.

          (h) Proceedings in bankruptcy, or for reorganization of Borrower or any Subsidiary, or for the readjustment of any of their respective debts, under the United States Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by any Borrower or any Subsidiary, or shall be commenced against the Borrower or any Subsidiary and not dismissed within sixty (60) days of such an involuntary filing.

          (i) A receiver or trustee shall be appointed for the Borrower or any Subsidiary or for any substantial part of their respective assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower or any Subsidiary, or the Borrower or any Guarantor shall discontinue business or materially change the nature of its business.

          (j) The Borrower or any Subsidiary shall suffer final judgments for payment of money aggregating in excess of $100,000.00 and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has been effectively stayed.

          (k) A judgment creditor of the Borrower or any Subsidiary shall obtain possession of any Collateral or other assets by any means, including, but without limitation, levy, distraint, replevin or self-help.

          (l) The Borrower or any Subsidiary shall default beyond any applicable grace period in any other Funded Debt (excluding the Obligations) owed to the Bank, or under any other agreements for credit or borrowed money it may have with Bank, jointly or severally, directly or indirectly, whether matured or unmatured.

          (m) A Change of Control shall have occurred.

          (n) Thomas J. Weaver III or Brian Cusworth shall cease to (i) hold the office of Borrower currently held by such Person, (ii) perform the duties currently by such Person on behalf of Borrower, or (iii) devote substantially all of his professional time and attention to the business and affairs of Borrower.

     8.2 Acceleration. Upon the occurrence of any of such Events of Default, the Bank may, at its option, immediately terminate the obligation to make any further advances and/or declare the principal and interest accrued on the Notes and all other Obligations to be immediately due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest, or any notice of any kind except as set forth above; provided, that in the case of the Events of Default specified in clause (g), (h) or (i) above with respect to Borrower, without any notice to Borrower or any act by Bank, the Credit Facility shall thereupon terminate and the Notes and all other Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower. In addition, and regardless of whether the Notes have been accelerated, the Bank may upon the occurrence of any Event of Default elect to charge interest at the Default Rate set forth in the Notes.

     8.3 Remedies. After any acceleration, as provided for in Paragraph 8.2, the Bank shall have, in addition to the rights and remedies given it by the Loan Documents, all those allowed by all applicable Laws, including, but without limitation, the UCC as enacted in any jurisdiction in which any Collateral may be located. Without limiting the generality of the foregoing, the Bank may immediately, without demand of performance and without other notice (except as specifically required by the Loan Documents) or demand whatsoever to the Borrower, all of which are hereby expressly waived, and without advertisement, sell at public or private sale, in any manner and at any location authorized by Laws, or otherwise realize upon, the whole, or, from time to time, any part of the Collateral, or any interest which the Borrower may have therein. After deducting from the proceeds of sale or other disposition of the Collateral all expenses (including all reasonable expenses for legal services), the Bank shall apply such proceeds toward the satisfaction of the Obligations. Any remainder of the proceeds after satisfaction in full of the Obligations shall be distributed as required by applicable Laws. Notice of any sale or other disposition shall be given to the Borrower at least five (5) days before the time of any intended public sale or of the time after which any intended private sale or other disposition of the Collateral is to be made, which the Borrower hereby agrees shall be reasonable notice of such sale or other disposition. The Borrower agrees to assemble, or to cause to be assembled, at its own expense, the Collateral at such place or places as the Bank shall designate. At any such sale or other disposition, the Bank may, to the extent permissible under applicable Laws, purchase the whole or any part of the Collateral, free from any right of redemption on the part of the Borrower, which right is hereby expressly waived and released.

          Without limiting the generality of any of the rights and remedies conferred upon the Bank under this Paragraph 8.3, the Bank may, to the full extent permitted by applicable Laws:

          (a) Enter upon the premises of the Borrower, exclude therefrom the Borrower, any Subsidiary or any Affiliate thereof, and take immediate possession of the Collateral, either personally or by means of a receiver appointed by a court of competent jurisdiction, using all necessary and lawful self-help to do so;

          (b) At the Bank’s option, use, operate, manage and control the Collateral in any lawful manner;

          (c) Collect and receive all receivables, rents, income, revenue, earnings, issues and profits therefrom; and

          (d) Maintain, repair, renovate, alter or remove the Collateral as the Bank may determine in its discretion.

SECTION 9. MISCELLANEOUS

     9.1 Construction. The provisions of this Agreement shall be in addition to those of any guaranty, pledge or security agreement, note or other evidence of liability held by the Bank, all of which shall be construed as complementary to each other; provided, in the event of any inconsistency, the provisions of this Agreement shall control. Nothing herein contained shall prevent the Bank from enforcing any or all other notes, guaranties, pledge or security agreements in accordance with their respective terms.

     9.2 Further Assurance. From time to time, the Borrower will execute and deliver to the Bank such additional documents and will provide such additional information as the Bank may reasonably require to carry out the terms of this Agreement and be informed of the Borrower’s operations, business and condition.

     9.3 Enforcement and Waiver by the Bank. The Bank shall have the right at all time to enforce the provisions of the Loan Documents in strict accordance with the terms thereof, notwithstanding any conduct or custom on the part of the Bank in refraining from so doing at any time or times. The failure of the Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of the Loan Documents or as having in any way or manner modified or waived the same. All rights and remedies of the Bank are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

     9.4 Expenses of the Bank. The Borrower will, on demand, reimburse the Bank for all out-of-pocket expenses, including the reasonable fees and expenses of legal counsel for the Bank, incurred by the Bank in connection with the preparation, administration, amendment, modification, or enforcement of the Loan Documents and the collection or attempted collection of the Notes.

     9.5 Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered when delivered in person, or when sent by certified mail, postage prepaid, return receipt requested, by overnight courier service, or by facsimile to the address and/or telecopy number as follows, unless such address or number is changed by written notice hereunder.

          (a) If to the Borrower:

TBA Entertainment Corporation 16501 Ventura Blvd., Suite 601 Encino, CA 91436 Attn: Brian Cusworth (818) 728-2616 (818) 728-2615 (FAX)

          (b) If to the Bank:

AmSouth Bank AmSouth Center, 2nd Floor Nashville, TN 37237 Attn: Monty Trimble (615) 748-2234 (615) 748-2812 (FAX)

     9.6 Waiver and Release. To the maximum extent permitted by applicable Laws, the Borrower:

          (a) Waives: (1) protest of all commercial paper at any time held by the Bank on which the Borrower or any Subsidiary is in any way liable; and (2) notice and opportunity to be heard, after acceleration in the manner provided in Paragraph 8.2, before exercise by the Bank of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with the Borrower or any Subsidiary, and, except where required hereby or by any applicable Laws, notice of any other action taken by the Bank; and

          (b) Releases the Bank, and its officers, directors, attorneys, employees, and agents from all claims for loss or damage caused by any act or omission on the part of any of them except for gross negligence, recklessness or willful misconduct.

     9.7 Indemnification. Without limiting the provisions of Paragraph 9.4, Borrower hereby indemnifies and holds the Bank, and its officers, directors, attorneys, employees and agents free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including, without limitation, reasonable counsel fees and disbursements, incurred by the Bank, or any of them as a result of, or arising out of, or relating to the execution, delivery, performance or enforcement of the Loan Documents or any instrument contemplated therein, except for the Bank’s gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower and each Subsidiary thereby agrees to make the maximum contribution to the payment and satisfaction of such liabilities and costs permitted under applicable Laws.

     9.8 Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of Borrower, Bank and their respective successors and assigns; provided, however, that Borrower may not assign, transfer or delegate any of its rights, duties or obligations under this Agreement or the other Loan Documents without the prior written consent of Bank. Bank may assign, sell and transfer its interests, rights and obligations, either in whole or in part, under this Agreement and the other Loan Documents.

     9.9 Applicable Laws. The Laws of the State of Tennessee, other than its conflicts of laws rules, shall govern the construction and interpretation of this Agreement and the validity and enforceability of this Agreement, and of its provisions and the transactions pursuant to this Agreement, except for those transactions for which the parties have chosen other laws to govern or for which other mandatory choice of law rules apply.

     9.10 WAIVER OF JURY TRIAL. THE BANK, THE BORROWER AND THE GUARANTORS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER, RELATING TO, OR CONNECTED WITH THIS AGREEMENT, THE COLLATERAL OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT CONTEMPLATED HEREBY OR DELIVERED IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

     9.11 Binding Effect, Assignment and Entire Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of the Bank. This Agreement and the documents executed and delivered pursuant hereto constitute the entire agreement between the parties, and supersede all prior agreements and understandings among the parties hereto. This Agreement may be amended only by a writing signed on behalf of each party.

     9.12 Severability. If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

     9.13 Counterparts. This Agreement may be executed by the parties independently in any number of counterparts, all of which together shall constitute but one and the same instrument which is valid and effective as if all parties had executed the same counterpart.

     9.14 Venue. It is agreed that venue for any action arising in connection with this Agreement or the Obligations secured hereby shall lie exclusively with courts sitting in the State of Tennessee, unless the Bank otherwise agrees in writing.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AMSOUTH BANK	TBA ENTERTAINMENT CORPORATION

By: /s/Monte R. Trimble Title: Senior Vice President	By: /s/ Thomas Jackson Weaver III Title: Chairman of the Board

TBA ENTERTAINMENT GROUP NASHVILLE, INC	TBA ENTERTAINMENT GROUP CHICAGO, INC.

By: /s/ Thomas Jackson Weaver III Title: Chairman of the Board	By: /s/ Thomas Jackson Weaver III Title: Chairman of the Board

ALLIANCE ARTISTS, LTD	TBA ENTERTAINMENT GROUP DALLAS, INC.

By: /s/ Thomas Jackson Weaver III Title: Chairman of the Board	By: /s/ Thomas Jackson Weaver III Title: Chairman of the Board

TBA ENTERTAINMENT GROUP PHOENIX, INC	TBA ENTERTAINMENT HOLDING CORPORATION

By: /s/ Thomas Jackson Weaver III Title: Chairman of the Board	By: /s/ Thomas Jackson Weaver III Title: Chairman of the Board

TITLEY SPALDING & ASSOCIATES, LLC	TKS MARKETING, INC.

By: /s/ Thomas Jackson Weaver III Title: Authorized Manager	By: /s/ Thomas Jackson Weaver III Title: Chairman of the Board

MIKE ATKINS MANAGEMENT, INC	ROMEO ENTERTAINMENT GROUP, INC.

By: /s/ Thomas Jackson Weaver III Title: Chairman of the Board	By: /s/ Thomas Jackson Weaver III Title: Chairman of the Board

EJD CONCERT SERVICES, INC	MOORE ENTERTAINMENT, INC.

By: /s/ Thomas Jackson Weaver III Title: Chairman of the Board	By: /s/ Thomas Jackson Weaver III Title: Chairman of the Board

TBA MERCHANDISING, INC

By: /s/ Thomas Jackson Weaver III Title: Chairman of the Board